New PEN Inc. surface cleaning product to redefine personal health and safety

Entry planned into $50 billion global cleaning market

February 3, 2015 – Deerfield Beach, FL – In direct response to the apparent failure of current cleaners and disinfectants to prevent the spread of illness, PEN Inc. (OTCQB: PENC) is developing a new category of cleaning products intended to clean and fortify surfaces at the nanoscale-level. Unlike traditional harsh pesticide-containing disinfectants, PEN products will incorporate natural elements and sustainable chemistry to keep surfaces safe. The company’s aim is to revolutionize the $50 billion global market for industrial and institutional cleaning, which includes lodging, retail outlets, and workplaces. The product is also ideal for the $80 billion global household cleaning market.

“The news is filled with stories of people being sickened on cruise ship vacations, amusement park visits, and at other public venues,” noted Scott E. Rickert, PEN’s Chairman, President and CEO. “This PEN product aims to redefine personal health and safety, so consumers can stop worrying about germs and disease every time they touch a restaurant table, airplane armrest, bank ATM machine, or hotel room door.” Dr. Rickert added, “Just as important, the patent-pending product will use only safe, sustainable ingredients – no pesticides or harsh chemicals. In fact the primary ingredient, as listed on the label, is a food additive.”

Dr. Rickert also addressed the market opportunity. “I expect PEN’s first product to expand into a family of products to tackle the problem of safe, healthy surfaces, worldwide. My vision for PEN is to harness the vast potential of nanotechnology to create innovative, breakthrough products for a global marketplace. In PEN we have both the R&D expertise and the commercialization experience to begin the process of bringing this product to market.”

About PEN Inc. (OTCQB: PENC)

PEN Inc. (PENC) is a global leader in developing, commercializing and marketing enhanced-performance products enabled by nanotechnology. The company focuses on innovative and advanced product solutions in safety, health and sustainability. For more information about PEN Inc, visit www.pen-technology.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Media contact:

Lynn Lilly
PEN Inc.
(844)2PEN INC x705